Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Accelerates Aircraft Retirements

Board Increases Quarterly Dividend

MEMPHIS, Tenn., June 4, 2012 ... FedEx Corp. (NYSE: FDX) announced today its decision to permanently retire from service 18 Airbus A310-200 aircraft and 26 related engines, as well as six Boeing MD10-10 aircraft and 17 related engines. The majority of these aircraft are currently parked and not in revenue service. As a consequence, a non-cash impairment charge of $134 million ($84 million, net of tax, or $0.26 per diluted share) was recorded in the fourth quarter. The decision to permanently retire these aircraft will better align the U.S. domestic air network capacity of FedEx Express to match current and anticipated shipment volumes.

These permanent retirements are in addition to five Boeing 727-200 aircraft retired in the fourth quarter of fiscal 2012 and the planned fiscal 2013 retirement of 21 B727 aircraft, which will be fully depreciated.

“Along with the decisions to retire these 50 aircraft, we are also developing detailed operating and cost structure plans to further improve our efficiency,” said David J. Bronczek, FedEx Express president and chief executive officer. “We expect to provide additional information on these plans in the fall.”

Aircraft Depreciation Acceleration

FedEx Express continues to modernize its aircraft fleet by adding newer aircraft that are more reliable, fuel efficient and technologically advanced, and retiring older, less-efficient aircraft. In response to the company’s new fleet plans, FedEx Express is shortening the depreciable lives of the following aircraft and related engines: 31 additional Boeing MD10-10s, 18 additional Airbus A310s, four B727s and one Boeing MD10-30. This will accelerate the retirement of these aircraft to align with the delivery schedule for replacement Boeing 767-300 and Boeing 757-200 aircraft. The accelerated depreciation on these aircraft is expected to total $196 million over the next three fiscal years with a partial offset from the avoidance of depreciation related to the retirements (see table):

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Total Impact on Fleet Depreciation – Decrease/(Increase)

(in millions)

	FY13	FY14	FY15	FY16	FY17- FY25	Total
Depreciation Avoided Due to Retirements	$24	$22	$18	$16	$54	$134

Accelerated Depreciation Impact	(69)	(70)	(57)	10	186	—

Net Impact on Depreciation	($45)	($48)	($39)	$26	$240	$134

FedEx Express Aircraft Fleet Facts

•	As of February 29, 2012, FedEx Express’s fleet totaled 688 aircraft, including 397 jet aircraft.
•	In fiscal 2011, FedEx Express spent $3.2 billion on 1.2 billion gallons of jet fuel.
•	The B757 is significantly more fuel efficient per pound of payload and has 20% additional payload capacity than the B727 it replaces.
•	The B767 will provide similar capacity as the MD10s, with improved reliability, an approximate 30% increase in fuel efficiency and a minimum of a 20% reduction in unit operating costs.
•	The B767 shares spare parts, tooling and flight simulators with the B757.

Dividend Declaration

The Board of Directors today declared a quarterly cash dividend of $0.14 per share on FedEx Corporation common stock, an increase of $0.01 per share over the previous dividend payment. The dividend is payable July 2, 2012 to stockholders of record at the close of business on June 18, 2012.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $42 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

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